UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2010
MAKEMUSIC, INC.
(Exact name of registrant as specified in its charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-26192	41-1716250
(Commission File Number)	(IRS Employer
Identification No.)
7615 Golden Triangle Drive, Suite M
Eden Prairie, Minnesota 55344-3848
(Address of Principal Executive Offices) (Zip Code)
(952) 937-9611
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 2, 2010, MakeMusic, Inc. (the “Company”) entered into an agreement (the “Agreement”) with LaunchEquity Partners, LLC (“LEP”) and LaunchEquity Acquisition Partners, LLC – Designated Series Education Partners (“LEAP”, and together with LEP, “LaunchEquity”) regarding the composition of the Company’s Board of Directors and certain other matters. LaunchEquity beneficially owns approximately 29% of the Company’s outstanding shares of common stock. Under the Agreement, the Company agreed to expand the size of its Board of Directors to nine members and add two new directors selected by LaunchEquity. As a result, on March 1, 2010, the Board, upon recommendation by the Company’s Governance Committee, appointed Andrew C. Stephens, a partner and managing director of Artisan Partners, and Trevor D’Souza, a managing director of Mason Wells, as directors, effective upon execution of the Agreement.
The Company also agreed, subject to its existing policies and the fiduciary duties of its directors, to nominate Mr. Stephens, Mr. D’Souza, and Mr. Jeff A. Koch, who is currently a director of the Company (the “LaunchEquity Directors”), for election at the Company’s 2010 Annual Meeting and agreed not to increase the size of its Board of Directors to more than nine directors or take action to remove the LaunchEquity Directors before the Company’s 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”). Pursuant to the Agreement, LaunchEquity will be entitled to proportionate representation by LaunchEquity Directors on all committees of the Company’s Board, provided such representation would not violate any applicable SEC or Nasdaq rules. LaunchEquity also has the right, subject to the Company’s policies and the fiduciary duties of its directors, to replace any LaunchEquity Director that ceases to serve as director of the Company for any reason prior to the Company’s 2011 Annual Meeting of Shareholders.
The Agreement prohibits LaunchEquity from nominating a slate of directors to compete with the Company’s director nominees for the 2010 Annual Meeting of Shareholders or soliciting votes in opposition to the Company’s nominees. Pursuant to the Agreement, LaunchEquity also may not participate in any transaction regarding control of the Company that has not been approved by the Company’s Board of Directors. These standstill agreements expire immediately prior to the Company’s 2011 Annual Meeting of Shareholders.
The foregoing summary of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference to this Item 1.01 as if fully set forth herein.
Item 2.02 Results of Operations and Financial Condition.
On March 3, 2010, the Company issued a press release announcing its 2009 fourth quarter and year end financial results. The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated in this Report as if fully set forth herein.
The information contained in Item 2.02 of this Current Report on Form 8-K, including the Exhibit 99.1 attached hereto and incorporated herein, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.
On March 1, 2010, the Company’s Directors elected Andrew C. Stephens and Trevor D’Souza as directors, pursuant to the Company’s Agreement with LaunchEquity summarized in Item 1.01 of this Current Report on Form 8-K, and effective upon execution of the Agreement. Mr. D’Souza has been appointed to serve on the Audit Committee and Governance Committee beginning March 15, 2010. Neither Mr. Stephens, nor Mr. D’Souza has been a party to, nor has either of them had a direct or indirect material interest in, any transaction with the Company of the type required to be disclosed by Item 404(a) of Regulation S-K during its current or preceding fiscal year, nor is there any such transaction currently proposed.
In connection with their service as non-employee directors, each of the new directors will receive cash compensation pursuant to the Company’s standard Board Compensation Plan, but, as representatives of 5% or greater shareholders will not be eligible to receive equity compensation.
A copy of the press release announcing the election of Mr. Stephens and Mr. D’Souza is attached as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial statements: None.

(b)	Pro forma financial information: None.

(c)	Shell company transactions: None.

(d)	Exhibits:
10.1	Agreement dated March 2, 2010 among MakeMusic, Inc., LaunchEquity Partners, LLC and LaunchEquity Acquisition Partners, LLC – Designated Series Education Partners.

99.1	Press Release dated March 3, 2010.

99.2	Press Release dated March 3, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 3, 2010

MAKEMUSIC, INC.
/s/ Karen L. VanDerBosch
Karen L. VanDerBosch
Chief Financial Officer

EXHIBIT INDEX
MakeMusic, Inc.
Form 8-K Current Report

Exhibit
Number	Description
10.1	Agreement dated March 2, 2010 among MakeMusic, Inc., LaunchEquity Partners, LLC and LaunchEquity Acquisition Partners, LLC – Designated Series Education Partners.

99.1	Press Release dated March 3, 2010.

99.2	Press Release dated March 3, 2010.